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                                                             Page 16 of 19 Pages











                                    EXHIBIT 2

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                                                             Page 17 of 19 Pages


                                 PROMISSORY NOTE


$15,000.00                                                  New York, New York
                                                            April 18, 1995

          FOR VALUE RECEIVED, JOHN SANFORD, a resident of the State of South Carolina (the "Obligor"), hereby promises to pay to the order of WALTER P. CARUCCI, a resident of the State of New York or his permitted assigns (the "Holder"), on or before March 18, 1996, the principal amount of FIFTEEN THOUSAND Dollars (or so much thereof as shall not have been prepaid) and to pay interest at the rate of 5.0% per annum on the unpaid principal amount hereof from April 18, 1995 to the date of payment of all obligations hereunder. In addition, the Obligor agrees to pay interest at the rate of 12.5% per annum on any overdue principal and, to the extent permitted by applicable law, on any overdue interest, from the due date thereof, until the overdue obligation shall be discharged. Interest due hereunder shall be payable quarterly commencing on June 30, 1995 and continuing until all interest amounts due hereunder shall have been paid. Principal shall be payable in equal quarterly installments commencing on June 30, 1995 and continuing until the principal amount hereunder shall have been repaid. Payments of principal and interest shall be made in lawful money of the United States of America.

          This Note may be prepaid at any time, without penalty or premium, in whole or in part (in multiples of $1,000), on not less than 10 Business Days' notice together with payment of interest on the amount prepaid to the date of such prepayment.

          Upon default of payment of any principal or interest hereunder when due, the principal amount remaining unpaid and all accrued and unpaid interest shall become due and

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payable at the option of the Holder on 15 days' prior written notice, unless such default is cured within such 15 day period. The Obligor hereby waives presentment for payment, notice of dishonor and protest.

          No course of dealing between the Obligor and the Holder hereof or delay on the part of the Holder hereof in exercising any rights hereunder shall operate as a waiver of any right of the Holder except to the extent expressly waived in writing by the Holder.

          All payments of the principal, interest and other amounts payable upon or in respect of this Note or the indebtedness evidenced hereby shall be made to the Holder at the following address: 17 Battery Place, New York, New York 10004 or such other address as the Holder shall designate in writing. All such payments shall be made without setoff or counterclaim and free and clear of, and without deduction for taxes, levies, imposts, duties, charges, fees deductions, withholdings, restrictions or conditions of any nature now existing or hereinafter imposed by any governmental authority.

          Whenever any payment to be made hereunder shall be due on Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be made on the next succeeding Business Day and any extension of time shall be included in computing interest with respect to such payment. As used herein, the term "Business Day" means a day of the year on which banks are not required or authorized to close in the City of New York.

          Should the indebtedness represented by this Note or any party thereof be collected by action at law, or in bankruptcy, receivership or other court proceedings, or should this Note be placed in the hands of attorneys for collection after default, the Obligor agrees to


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pay, in addition to principal and interest due and payable hereon, court costs and reasonable attorneys' fees and other collection charges, unless prohibited by law.

          This Note shall be governed by and construed in accordance with the laws of the State of New York.

          IN WITNESS WHEREOF, the Obligor has duly executed this Note as of the day and year first above written.


                                        /S/ JOHN SANFORD
                                        ----------------------------
                                            John Sanford


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